CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED  CERTIFICATE OF INCORPORATION

OF

AEROCENTURY CORP.

AeroCentury Corp., a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.  The name of this corporation is AeroCentury Corp., and the date of the filing of its original certificate of incorporation (the “Certificate of Incorporation”) with the Secretary of State is February 28, 1997.

2.  The Board of Directors duly adopted resolutions proposing to the Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, with resolutions setting forth the proposed amendment as follows:

“The first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation shall be restated in its entirety to read as follows, with the remaining paragraphs of ARTICLE IV remaining unchanged:

This Corporation is authorized to issue two classes of stock to be designated, respectively “Preferred Stock” and “Common Stock.”   The total number of shares of stock which the Corporation shall have authority to issue is 12,000,000, consisting of 2,000,000 shares of Preferred Stock, each with a par value of $0.001 per share, and 10,000,000 shares of Common Stock, each with a par value of $0.001 per share.”

IN WITNESS WHEREOF, AeroCentury Corp. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers as of this 6th day of May, 2008.

                                 AEROCENTURY CORP.

                                By:  ____________________________________
                                Christopher B. Tigno, Assistant Secretary